Exhibit 5.1

Charles J. Bair

+1 858 550 6142

cbair@cooley.com

September 3, 2019

Turning Point Therapeutics, Inc.

10628 Science Center Drive, Ste. 200

San Diego, CA 92121

Ladies and Gentlemen:

We have represented Turning Point Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,175,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 675,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com

Turning Point

September 3, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com